SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT NO.1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2003

PW Eagle, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-18050	41-1642846
(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Ninth Street, Suite 2880, Minneapolis, MN 55402
(Address of Principal Executive Offices) (Zip Code)

(612) 305-0339

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 2.     Acquisition or Disposition of Assets

This Current Report on Form 8-K/A amends the Current Report of PW Eagle, Inc. (PW Eagle) on Form 8-K filed on March 14, 2003 to incorporate Items 7(a) and (b), the Financial Statement of the Uponor ETI Company (Uponor ETI), the business we acquired, and Pro Forma Financial Information.

On March 14, 2003, PW Eagle acquired all of the outstanding stock of Uponor ETI, a subsidiary of Uponor Oyj, a Finish company (Acquisition). In connection with the Acquisition, Uponor ETI was merged with and into Extrusion Technologies, Inc. (ETI), a wholly-owned subsidiary of PW Eagle formed specifically to acquire Uponor ETI.

ETI is a technology leader in the North American polyvinyl chloride (PVC) pipe market for municipal engineering applications. ETI produces approximately 200 million pounds of PVC pipe annually in diameters ranging from 4 to 36 inches. Their products are used for water transmission, sanitary sewer, storm sewer and roadway drainage applications. ETI’s Ultra line of products utilizes proprietary processes or designs which result in superior strength-to-weight characteristics relative to competitive products. ETI’s Ultra product “Ultra Blue” incorporates a proprietary molecular-oriented manufacturing process to create PVC pressure pipe that, despite its thinner wall, provides greater impact strength and flow capacity while yielding comparable pressure ratings as conventional PVC pressure pipe.

In addition to its PVC pipe products, ETI has a wholly-owned subsidiary, Mid-States Plastics, Inc. (Mid-States), which manufactures plastic water meter boxes used in the construction industry.

For the year ended December 31, 2002, Uponor ETI had net sales of $89.0 million. Approximately 31% of the net sales of ETI are from sales of its Ultra products, approximately 8% of its net sales are from Mid-States and the balance is from conventional PVC pipe products. ETI has production facilities in Texas, West Virginia, Missouri and Kentucky, and its operating headquarters is in Denver, Colorado. PW Eagle intends to continue to use ETI’s production facilities and equipment as historically utilized for the production of ETI’s PVC pipe products, “Ultra Blue” products and plastic water meter boxes.

The purchase price for Uponor ETI of $26.8 million is comprised of cash payments of $22.0 million, a licensing agreement valued at $7.8 million and $0.6 million of transaction fees, net of a preliminary working capital adjustment of $3.6 million. The purchase price for Uponor ETI is subject to a working capital adjustment, to be finalized in the near future, which will result in a cash settlement between Uponor North America and ETI. Under a licensing agreement with Uponor Innovation AB, ETI will pay a minimum of $8.0 million and a maximum of $12.0 million in royalties based on the sales of the Ultra products over the next eight years. Payments will be made quarterly based on actual sales. The licensing agreement has been recorded at its net present value of $7.8 million, including an unsecured promissory note of $0.2 million that was issued to Uponor North America. The note bears an interest rate of 7% and requires quarterly payments of $10,000 commencing on March 31, 2003 and ending on December 31, 2010. Under the terms of the promissory note, all payments on this note reduce amounts due under the licensing agreement.

The Acquisition has been accounted for as a purchase business combination. The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows: current assets of $24.2 million, property, plant and equipment of $18.2 million, specifically identifiable intangible assets of $3.8 million, non-current deferred tax liabilities of $3.6 million, current liabilities of $15.6 million and other long term liabilities of $0.2 million. The purchase price allocation will be finalized upon receipt of final valuations of specifically identifiable intangible assets and property, plant and equipment, as well as finalization of the working capital adjustment and other analyses. These events are expected to occur in the quarter ending June 30, 2003.

The Acquisition was financed with an equity contribution from PW Eagle to ETI of $7 million from PW Eagle’s revolving line of credit, a $5 million Term Note under ETI’s new Senior Credit Facility, and a $10 million draw under ETI’s new Revolving Credit Facility. ETI will be operated as a stand-alone, wholly-owned subsidiary of PW Eagle, with each entity responsible for its own debts and obligations without any guaranties or cross defaults.

In connection with the Acquisition, ETI entered into a Senior Credit Facility with Fleet Capital Corp. and CIT Group/Business Credit, Inc. consisting of (i) a Revolving Credit Facility of $25 million less the outstanding balance on the ETI Term Note and the ETI Equipment Notes, (ii) a $5 million Term Note and (iii) potential Equipment Notes of up to $1.5 million. The ETI Revolving Credit Facility bears an interest rate of LIBOR plus 2.75%. ETI is required to pay a monthly fee of 0.5% on the unused portion of the Revolving Credit Facility. Principal payments on the ETI Term Note are due in quarterly payments of $250,000 beginning on June 30, 2003 until it is paid in full on August 20, 2005. The Term Note bears an interest rate of LIBOR plus 3.25%. Additional payments on the Term Note will be made annually commencing December 31, 2003 for a cumulative total of $1 million from Excess Cash Flow, defined as EBITDA (Net Income plus interest, income taxes, depreciation and amortization) less non-financed capital expenditures, cash paid for taxes, scheduled principal payments and cash paid for interest. Payments on the ETI Equipment Notes will be made monthly at 1/60th of the total Note balance until paid in full on August 20, 2005. The Equipment Notes will bear an interest rate of LIBOR plus 3.25%. As of the date of Acquisition, there are no outstanding Equipment Notes. ETI incurred an approximately $0.4 million in additional financing costs to complete the above transaction. These financing costs were capitalized and will be amortized using the effective interest method as a yield adjustment over the life of the respective debt.

Under this ETI Senior Credit Facility, ETI is required to comply with certain restrictive financial ratios and covenants relating to minimum fixed charge coverage, minimum interest coverage, funded debt to EBITDA, and maximum capital expenditures as well as other customary covenants, representations, warranties and funding conditions. ETI was also required under the covenants to enter into a fixed rate agreement by April 1, 2003 with a minimum notional amount of $2,500,000. The ETI Senior Credit Facility is collateralized by nearly all of the assets of ETI.

In addition, PW Eagle amended its financing agreement with JP Morgan Partners, LLC, among other parties (collectively, the “Lenders”), to acknowledge and reflect the purchase of ETI. In connection with this amendment, PW Eagle issued to the Lenders 10-year warrants to purchase an aggregate of 350,000 shares of PW Eagle common stock for $9.50 per share. The warrants become exercisable, if at all, on October 1, 2004. However, if PW Eagle is sold (whether in an asset sale, merger or stock acquisition) for cash or for certain types of liquid securities prior to October 1, 2004, the warrants will expire without having ever become exercisable. Similarly, if at October 1, 2004, PW Eagle has entered into a letter of intent (or other similar document) providing for its sale, the exercise date will be delayed to not later than December 31, 2004, and the warrants will expire without having become exercisable if the sale is consummated prior to December 31, 2004. In all events, the warrants expire March 14, 2013 unless earlier terminated.

Item 7.     Financial Statement and Exhibits

A.	Financial statements of businesses acquired

Independent Auditor’s Report

The Board of Directors

Uponor ETI Company:

We have audited the accompanying consolidated balance sheets of Uponor ETI Company and subsidiary (a wholly owned subsidiary of Uponor North America, Inc.) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uponor ETI Company and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1(b) to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill as prescribed by Statement of Financial Accounting Standards No. 142.

KPMG LLP

Denver, Colorado

January 24, 2003, except for

    notes 1(a), 7, and 14, as to which

    the date is March 14, 2003

UPONOR ETI COMPANY

AND SUBSIDIARY

(A Wholly Owned Subsidiary of Uponor North America, Inc.)

Consolidated Balance Sheets

(In thousands, except share amounts)

December 31, 2002 and 2001

Assets	2002	2001
Current assets:
Cash and cash equivalents	$68	151
Accounts receivable, less allowance for doubtful accounts of $333 and $499, respectively	9,469	6,889
Inventories (note 3)	10,832	12,544
Due from affiliates (note 2)	1,039	2,432
Income taxes receivable	—	281
Other current assets	113	197
Deferred income taxes (note 8)	356	602

Total current assets	21,877	23,096

Restricted cash (note 1)	150	150

Property, plant, and equipment:
Land	216	216
Land and leasehold improvements	884	904
Buildings	4,112	4,125
Machinery and equipment	45,482	45,482

	50,694	50,727
Less accumulated depreciation	(32,469)	(29,580)

	18,225	21,147
Goodwill, net of accumulated amortization of $559 (note 4)	1,259	1,077

	$41,511	45,470

Liabilities and Shareholder’s Equity
Current liabilities:
Bank overdraft	$156	—
Note payable to affiliate (note 6)	—	3,179
Accounts payable	2,835	2,230
Due to affiliates (note 2)	752	716
Accrued compensation	451	237
Accrued freight costs	705	341
Other accrued expenses	1,630	1,695

Total current liabilities	6,529	8,398

Long-term debt to affiliate (note 7)	26,745	31,598
Deferred income taxes (note 8)	3,573	2,271

Total liabilities	36,847	42,267

Shareholder’s equity:
Common stock, $1 par value. Authorized 50,000 shares; issued and outstanding 2,000 shares	2	2
Additional paid-in capital	3,434	3,434
Retained earnings (accumulated deficit)	1,228	(233)

Total shareholder’s equity	4,664	3,203

Commitments and contingencies (notes 3, 5, 6, 7, 8, 11, 12, 13, and 14)

	$41,511	45,470

See accompanying notes to consolidated financial statements.

UPONOR ETI COMPANY

AND SUBSIDIARY

(A Wholly Owned Subsidiary of Uponor North America, Inc.)

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

Years ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Net sales	$89,490	84,783	101,763
Cost of goods sold	72,886	75,326	81,678

Gross profit	16,604	9,457	20,085
Selling, general, and administrative expenses	13,926	13,628	14,348

Operating income (loss)	2,678	(4,171)	5,737

Other income (expense):
Interest expense	(717)	(1,863)	(2,406)
Interest income	26	76	362

Income (loss) before income taxes	1,987	(5,958)	3,693

Income tax expense (benefit)	526	(2,010)	1,179

Net income (loss)	$1,461	(3,948)	2,514

Income (loss) per basic share	$731	(1,974)	1,257

Weighted average shares outstanding – basic	2,000	2,000	2,000

See accompanying notes to consolidated financial statements.

UPONOR ETI COMPANY

AND SUBSIDIARY

(A Wholly Owned Subsidiary of Uponor North America, Inc.)

Consolidated Statements of Shareholder’s Equity

(In thousands, except share amounts)

Years ended December 31, 2002, 2001, and 2000

	Common stock		Additional paid-in capital	Retained earnings (accumulated deficit)	Total
	Shares	Amount
Balance, December 31, 1999	2,000	$2	3,434	1,201	4,637
Net income	—	—	—	2,514	2,514

Balance, December 31, 2000	2,000	2	3,434	3,715	7,151
Net loss	—	—	—	(3,948)	(3,948)

Balance, December 31, 2001	2,000	2	3,434	(233)	3,203
Net income	—	—	—	1,461	1,461

Balance, December 31, 2002	2,000	$2	3,434	1,228	4,664

See accompanying notes to consolidated financial statements.

UPONOR ETI COMPANY

AND SUBSIDIARY

(A Wholly Owned Subsidiary of Uponor North America, Inc.)

Consolidated Statements of Cash Flows

(In thousands)

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$1,461	(3,948)	2,514
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,551	4,657	4,963
Amortization of goodwill	—	162	161
Loss (gain) on sale of equipment	2	(55)	(2)
Plant closure costs	—	—	(242)
Deferred income taxes	1,548	420	196
Changes in operating assets and liabilities:
Accounts receivable, net	(2,580)	(127)	3,977
Inventories	1,712	7,081	(3,167)
Due from affiliates	1,393	1,275	(11)
Income taxes receivable	281	(2,132)	(107)
Other current assets	84	(15)	(135)
Other assets	—	59	(10)
Accounts payable and accrued expenses	1,118	(3,154)	(5,022)
Due to affiliates	36	(556)	265
Income taxes payable	—	(1,437)	1,437

Net cash provided by operating activities	9,606	2,230	4,817

Cash flows from investing activities:
Additions to goodwill	(182)	(121)	(201)
Purchases of property, plant, and equipment	(1,631)	(1,511)	(4,795)
Proceeds from sale of equipment	—	55	5,173

Net cash provided by (used in) investing activities	(1,813)	(1,577)	177

Cash flows from financing activities:
Increase in bank overdraft	156	—	—
Proceeds from long-term debt borrowings	16,371	—	—
Repayments of long-term debt	(24,403)	(255)	(5,787)
Proceeds from issuance of (repayments of) notes payable, net	—	(358)	537

Net cash used in financing activities	(7,876)	(613)	(5,250)

Net increase (decrease) in cash and cash equivalents	(83)	40	(256)
Cash and cash equivalents at beginning of year	151	111	367

Cash and cash equivalents at end of year	$68	151	111

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$529	1,787	2,044

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2002 and 2001

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Uponor ETI Company (the Company) (a Colorado corporation) began operations in 1982 and operates three manufacturing plants. The Company, a wholly owned subsidiary of Uponor North America, Inc. (UNA), formerly Uponor U.S., Inc., manufactures polyvinyl chloride pipe used in water and sewer systems. Uponor Oyj (Uponor) is the sole shareholder of UNA and is headquartered in Vantaa, Finland. All of the Company’s operations are in the United States of America (USA). The Company’s primary customers are utility distributors and contractors located within the USA.

On March 14, 2003, Uponor entered into an agreement to sell all of the Company’s common stock to a third party. See note 14.

(b)	Mid-States Plastics, Inc.

Mid-States Plastics, Inc. (Mid-States) is a wholly owned subsidiary of Uponor ETI Company. Mid-States is involved in the design, manufacture, and marketing of plastic meter boxes used in the construction industry. In connection with the Company’s purchase of Mid-States in February 1998, $1,318,000 of goodwill was recorded. Prior to January 1, 2002, this goodwill was amortized straight line over ten years. Pursuant to terms of the purchase agreement, the Company is required to make further annual payments to the previous owners, based on the turnover (sales) of Mid-States and on a measure of Mid-States’ earnings before interest and taxes. As these payments are based on annual results and thus cannot be reasonably estimated in advance, they are recorded as additions to the purchase price in the period in which such results are met. During 2002, 2001, and 2000, additional payments of approximately $184,000, $121,000, and $201,000, respectively, were capitalized. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, at which time, in accordance with the provisions of SFAS No. 142, the Company ceased to amortize goodwill. Upon adoption of SFAS No. 142, goodwill balances are to be tested for impairment at least annually. No impairment was recorded during 2002, 2001, or 2000. Also during 2002, 2001, and 2000, additional payments were made to the previous owners, pursuant to the original purchase agreement, in exchange for the right to utilize certain technologies developed by the previous owners. Such payments, which totaled $76,000, $52,000, and $46,000 during 2002, 2001, and 2000, respectively, were charged to general and administrative expenses. The Company will be required to make further annual payments through 2003.

(c)	Principles of Consolidation

The consolidated financial statements include the financial statements of Uponor ETI Company and its wholly owned subsidiary, Mid-States Plastics, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)	Restricted Cash

Restricted cash of $150,000 at December 31, 2002 and 2001 consists of a certificate of deposit which secures a letter of credit in favor of a customer to guarantee performance.

(f)	Cash and Cash Equivalents

The Company considers all certificates of deposit with original maturities of three months or less to be cash equivalents.

(g)	Revenue Recognition

Revenues are recognized when title transfers which is at the time of shipment. Provisions are made for sales discounts and allowances at the time product sales are recognized based on historical experience.

(h)	Product Warranties and Returns

Product warranties and returns are provided for in the period the products are sold. The Company provides a one-year warranty on most of its products. The Company provides for warranties and returns based on historical rates and management’s knowledge of present product and market conditions. Expenses recognized for warranties and returns totaled approximately $95,000, $180,000, and $150,000 in 2002, 2001, and 2000, respectively.

(i)	Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, amounts due to affiliates, and accrued expenses approximate their fair values because of the short maturity or duration of these instruments, or because the instruments carry a variable rate of interest or a rate that approximates current rates.

The Company’s long-term debt bears interest at variable rates and is indexed to prevailing rates. Management believes carrying values approximate fair values.

(j)	Accounts Receivable

The carrying value of accounts receivable represents the aggregate amounts due from customers which management expects to collect. Management reviews the allowance for doubtful accounts at the end of each reporting period and charges to bad debt expense amounts necessary to reduce the carrying value of accounts receivable to the amount expected to be collected. Trade receivables determined by management to be uncollectible are written off in the period such determination is made.

(k)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method of accounting.

(l)	Intangible and Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and the fair value, based on estimated undiscounted future cash flows of the long-lived asset.

(m)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

Buildings	30 years
Land improvements	15 years
Leasehold improvements	Shorter of 15 years or remaining lease term
Machinery and equipment	10 years
Furniture and fixtures	5 years
Computer equipment	3 years

Significant improvements are capitalized if they extend the useful life of the asset. Repairs and maintenance are expensed when incurred.

(n)	Income Taxes

The current provision for income taxes represents actual or estimated amounts payable on income tax return filings each year. Deferred income tax assets and liabilities are recorded for the estimated future income tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. The change in deferred income tax assets and liabilities for the period is equal to the deferred income tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred income tax assets and liabilities are reflected as adjustments to the tax provision and benefit in the period of enactment. The measurement of deferred income tax assets may be increased or reduced by a valuation allowance, based on judgmental assessment of available evidence, if deemed more likely than not that some or all of the deferred tax assets will not be realized.

The Company is included in the consolidated income tax returns of UNA. The Company has recorded its income tax liability and provision under the terms of a tax sharing arrangement which, in general, provides that the Company compute its current and deferred income tax provisions and liabilities as if it were a separate taxable entity. The Company incurred losses in previous years, the tax benefit of which was utilized by affiliates in the United States. The impact of this tax sharing arrangement is accounted for through intercompany payables and receivables.

(o)	Shipping and Handling Costs

Shipping and handling costs related to outbound product shipments are generally not billed to customers, are included in selling, general and administrative expenses, and totaled approximately $7,408,000, $7,474,000, and $6,812,000 in 2002, 2001, and 2000, respectively.

(p)	Advertising Costs

Advertising costs are expensed in the period incurred. Advertising costs, which are included in selling, general and administrative expenses, totaled approximately $94,000 $81,000, and $92,000 during 2002, 2001, and 2000, respectively.

(q)	Earnings Per Share

Net income (loss) per basic share is computed by dividing net income by the weighted average number of common shares outstanding. There were no dilutive or potentially dilutive shares of common share equivalents outstanding during the three years ended December 31, 2002.

(r)	Reclassifications

Certain 2001 and 2000 amounts have been reclassified to conform to the 2002 presentation.

(2)	Related Party Transactions

Uponor charged approximately $0, $456,000, and $490,000 to the Company for management fees during the years ended December 31, 2002, 2001, and 2000, respectively.

Uponor performs research and development on new products and production methods for its group companies and subsidiaries. An affiliate charged the Company approximately $257,000, $304,000, and $559,000 for research and development costs during the years ended December 31, 2002, 2001, and 2000, respectively. These fees are included in selling, general, and administrative expenses and are calculated and expensed monthly based on a percentage of net sales. Amounts due, related to these charges, at December 31, 2002 and 2001 are included in due to affiliates and are non-interest bearing.

Amounts due from affiliates as of December 31, 2002 and 2001 relate primarily to short-term loans made to affiliates in December 2001. Amounts due from affiliates as of December 31, 2002 include approximately $730,000 for tax benefits for the utilization of the Company’s net operating loss carryforward by its U.S. affiliates. See note 8. Such amounts were repaid in January 2003.

(3)	Inventories

Inventories consist of:

	December 31
	2002	2001
	(In thousands)
Finished goods	$8,780	10,925
Resin	1,548	1,107
Other raw materials and supplies	588	512

	$10,916	12,544

Effective October 1, 1992, the Company entered into an agreement whereby the Company is obligated to purchase a substantial portion of its primary material from a single supplier through December 31, 2002. The agreement was extended pending the closing of the sale of the Company’s stock to PW Eagle as described in note 14. Subsequent to the expected closing of the transaction, the Company will purchase its raw material under an arrangement negotiated by PW Eagle. The agreement in place through December 31, 2002 provided for variable pricing in the event that the market prices of certain resins fluctuate by more than stated amounts. Purchases from this supplier totaled $40,406,403, $40,596,324, and $50,526,000 during the years ended December 31, 2002, 2001, and 2000, respectively.

(4)	Goodwill – Adoption of SFAS No. 142

The following table illustrates the effect of the adoption of SFAS No. 142 on net income (loss) for the years ended December 31, 2002, 2001, and 2000, as well as the effect on the respective earnings (loss) per share for each year (in thousands, except share amounts):

	Years ended December 31
	2002	2001	2000
Net income (loss)	$1,461	(3,948)	2,514
Add back goodwill amortization, net of tax	—	162	161

As adjusted net income (loss)	$1,461	(3,786)	2,675

Net income (loss) per basic share	$731	(1,974)	1,257
Add back goodwill amortization, net of tax per basic share	—	81	81

As adjusted net income (loss) per basic share	$731	(1,893)	1,338

(5)	Leases

The Company has noncancelable operating leases for its manufacturing plants in Texas and Kentucky and office space in Colorado, as well as for various equipment and vehicles. The Texas and Kentucky manufacturing plant leases expire in 2004. The Company has an option to purchase the Texas manufacturing plant at fair market value at the expiration of the lease. The lease for the office space in Colorado expires in January 2004.

These leases generally require the Company to pay executory costs such as maintenance, taxes, and insurance. Rent expense for these operating leases during 2002, 2001, and 2000 was approximately $715,000, $701,000, and $762,000, respectively.

Future minimum payments under noncancelable operating leases (with initial lease terms in excess of one year) are as follows (in thousands):

Year ending December 31:
2003	$659
2004	391
2005	75

Total future minimum lease payments	$1,125

(6)	Note Payable to Affiliate

The note payable was due to Uponor and was unsecured, bearing interest at LIBOR plus 1%. The note was paid in full during 2002.

(7)	Long-Term Debt to Affiliate

Long-term debt consists of the following:

	December 31
	2002	2001
	(In thousands)
Term loans payable to UNA, payable on demand after March 31, 2004, and accordingly, are presented as long-term liabilities as of December 31, 2002, unsecured; bearing interest at variable rates (an average rate of 2.8% at December 31, 2002)	$26,745	31,598

Term loans payable to Uponor North America, Inc. (UNA) at December 31, 2002 consist of approximately $24,483,000 and $2,262,000 due from Uponor ETI Company and Mid-States, respectively. The term loans payable to UNA do not have a fixed payment schedule. When the Company has cash on hand in excess of its operating requirements, payments may be made to reduce the outstanding balance.

On February 25, 2003, the $2,262,014 balance outstanding on the term loan to Mid-States was repaid to UNA. On March 13, 2003, in connection with the sale of the Company’s common stock to PW Eagle, as described in note 14, the term loan payable from Uponor ETI Company to UNA was converted to equity in the Company.

(8)	Income Taxes

Components of the provision for income taxes are as follows:

	Years ended December 31
	2002	2001	2000
	(In thousands)
Current expense (benefit)	$(1,009)	(2,430)	983
Deferred expense	1,535	420	196

Total provision for income taxes	$526	(2,010)	1,179

Federal	$460	(2,036)	1,018
State	66	26	161

Total provision for income taxes	$526	(2,010)	1,179

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 35% for 2002 and 34% for 2001 and 2000 as a result of the following:

	Years ended December 31
	2002	2001	2000
	(In thousands)
Computed “expected” tax expense	$695	(2,026)	1,256
State tax expense, net of federal impact	42	16	107
Adjustment to prior year’s net deferred tax liability	(222)	—	—
Other	11	—	(184)

Income tax expense (benefit)	$526	(2,010)	1,179

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

	December 31
	2002	2001
	(In thousands)
Deferred tax assets:
Net operating loss carryforward	$—	2,146
Accounts receivable valuation allowances	146	193
Intangibles	382	77
Other accruals and reserves accrued for financial reporting purposes	253	744

Total deferred tax assets	781	3,160

Deferred tax liabilities:
Plant and equipment, due to differences in depreciation methods	3,953	4,829
Fixed assets	45	—

Total gross deferred tax liabilities	3,998	4,829

Net deferred tax liabilities	$3,217	1,669

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Pursuant to the Company’s tax sharing arrangements with its affiliates in the United States, as discussed in note 1(n), management of the Company believes that it is more likely than not that the deferred tax assets recorded will be realized.

The current and noncurrent portions of net deferred tax assets and liabilities are summarized as follows:

	2002	2001
Net deferred tax asset:
Current portion	$356	602
Noncurrent portion	425	2,558

Total	$781	3,160

Net deferred tax liability:
Current portion	$—	—
Noncurrent portion	3,998	4,829

Total	$3,998	4,829

(9)	Significant Customers

The following tables present information relating to sales to and accounts receivable due from the Company’s significant customers:

	Percent of total sales for the years ended December 31
	2002	2001	2000
Customer 1	16.7%	14.1%	15.6%
Customer 2	16.1%	14.1%	17.5%

Revenue generated from Customers 1 and 2 is generated primarily by the “Uponor ETI” operating segment described in note 10.

	Percent of total accounts receivable as of December 31
	2002	2001
Customer 1	19%	8%
Customer 3	14%	19%

Trade accounts receivable are generally unsecured.

(10)	Information Concerning Business Segments

The Company’s operations consist of the manufacture and distribution of engineered plastic water and sewer systems to the municipal market, undertaken by the Company, exclusive of Mid-States and the manufacture and distribution of polyethylene meter boxes, which is undertaken by Mid-States. Management reviews separately the results of Uponor ETI Company and Mid-States.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Segment information for the years ended December 31, 2002, 2001, and 2000 is as follows:

	Uponor ETI Company	Mid-States	Eliminations	Total
	(In thousands)
2002:
Net sales	$81,093	8,397	—	89,490
Operating income	2,394	284	—	2,678
Depreciation	4,380	171	—	4,551
Total assets	38,999	4,514	(2,002)	41,511
Capital expenditures	1,512	119	—	1,631

2001:
Net sales	78,096	6,687	—	84,783
Operating income (loss)	(4,333)	196	(34)	(4,171)
Depreciation and amortization	4,551	268	—	4,819
Total assets	43,741	3,722	(1,993)	45,470
Capital expenditures	1,410	101	—	1,511

2000:
Net sales	96,072	5,691	—	101,763
Operating income (loss)	6,051	(314)	—	5,737
Depreciation and amortization	4,865	259	—	5,124
Total assets	52,585	3,980	(1,969)	54,596
Capital expenditures	4,647	148	—	4,795

(11)	Product Warranties

The Company provides a one-year warranty on most of its products as discussed in note 1(h). The following table presents changes in the Company’s aggregate product warranty liability (in thousands):

Product warranty liability, December 31, 1999	$351

Payments made under warranty	(211)
Product warranties issued and estimated	145

Product warranty liability, December 31, 2000	285

Payments made under warranty	180
Product warranties issued and estimated	(198)

Product warranty liability, December 31, 2001	267

Payments made under warranty	(89)
Product warranties issued and estimated	95

Product warranty liability, December 31, 2002	$273

(12)	Commitments and Contingencies

From time to time, the Company may be a party to legal proceedings and claims in the ordinary course of business. Management of the Company believes that the outcome of these matters will not have a material adverse effect on its consolidated financial position, results of operations, or liquidity. Management is not aware of any material legal proceedings or claims against the Company as of December 31, 2002.

The Company’s future contractual obligations consist of operating lease commitments. See note 5.

Included in other accrued expenses at December 31, 2002 is approximately $45,000 accrued for environmental remediation liabilities. Pursuant to the stock purchase agreement discussed in note 14, the Company expects to be reimbursed this amount by UNA.

(13)	Employee Benefit Plan

Employees of the Company may participate in the Retirement Savings and Investment Plan (the Plan) through the sponsorship of UNA. Under the Plan, employees may contribute from 2% to 16% of their compensation to the Plan. The Company makes mandatory matching contributions equal to 37.5% of each employee’s contributions, not to exceed 3% of each employee’s total compensation. In addition, during a year in which UNA makes a profit, the Company may make a discretionary matching contribution as determined in accordance with the plan document. The Company contributed approximately $107,000, $108,000, and $129,000 to the Plan during 2002, 2001, and 2000, respectively, for mandatory matching contributions.

(14)	Subsequent Event – Agreement to Sell the Company’s Common Stock

On March 14, 2003 (Closing Date), UNA executed a stock purchase agreement (the Agreement) with Extrusion Technologies, Inc. (ETI), a wholly owned subsidiary of PW Eagle, a manufacturer of polyvinyl chloride (PVC) pipe and polyethelene (PE) pipe products, to sell to PW Eagle all of the Company’s capital stock for approximately $22 million. The purchase price is subject to adjustment, subsequent to the Closing Date, based on the Company’s working capital, as measured on the Closing Date. PW Eagle may compel UNA to repurchase any accounts receivable outstanding at the Closing Date that remain outstanding 180 days after the Closing Date. PW Eagle will operate the Company as a stand-alone, wholly owned subsidiary, with each entity responsible for its own debts and obligations without any guaranties or cross-defaults. As discussed in note 7, in connection with the stock purchase, UNA was repaid certain amounts due from the Company and then converted remaining amounts due from the Company to equity in the Company.

Also in connection with the Agreement, Uponor Innovation AB (UIAB), an affiliate of the Company, UNA, and Uponor, licensed to the Company the nonexclusive right to use certain technology, including patents and other intellectual property relating to the design and development of a manufacturing process for the production of structured wall pipes and tubing. In exchange for such license, ETI will pay to UIAB royalties on the sale of certain products. The minimum aggregate amount of such royalties to be paid during the eight-year period ending March 14, 2011 is $8,000,000; the maximum aggregate amount is $12,000,000.

In exchange for consideration including execution of the Agreement, UIAB also granted to ETI a nonexclusive nontransferable license to use certain pending or registered trademarks owned by UIAB and historically used by the Company.

B.	Pro forma financial information

The following unaudited pro forma condensed consolidated statements of operations have been derived by the application of pro forma adjustments to PW Eagle and Uponor ETI’s historical financial statements and are based on the estimates and assumptions set forth below and in the notes to the unaudited pro forma financial information.

The unaudited pro forma condensed consolidated statements of operations for the periods presented give effect to the acquisition of Uponor ETI as if it had occurred at January 1, 2002. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements of PW Eagle and Uponor ETI (Uponor ETI’s financial statements are included herein, and PW Eagle’s financial statements are incorporated by reference in PW Eagle’s Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission) and should not be considered indicative of actual results that would have been achieved had the Acquisition been consummated on the date indicated, nor are they necessarily indicative of future operating results.

The Acquisition will be accounted for under the purchase method of accounting. Accordingly, the unaudited pro forma statements of operations presented reflect the historical financial statements of both PW Eagle and Uponor ETI with purchase accounting being applied. PW Eagle acquired Uponor ETI for an estimated purchase price of $26.8 million, including direct transaction costs totaling $0.6 million (Purchase Price). The Purchase Price of the Acquisition is based upon a purchase-price formula that includes a post-closing adjustment based upon the final working capital adjustment (as defined) and royalty payments to be made under a Licensing Agreement with Uponor Innovation AB.

The unaudited pro forma adjustments are estimates based on currently available information, such as the preliminary results of asset appraisals and valuations, and certain assumptions that management of PW Eagle believes are appropriate. The Purchase Price has preliminarily been allocated to the net assets acquired based upon the estimated fair values of ETI’s net assets. Management of PW Eagle believes that the assumptions utilized provide a reasonable basis for presenting the significant effects of the Acquisition and that the pro forma adjustments give appropriate effects to those assumptions and are properly applied in the unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma condensed consolidated statements of operations exclude non-recurring items directly attributable to the Acquisition such as non-capitalizable transaction costs. Also, in accordance with the pro forma adjustment guidelines, cost savings from anticipated efficiencies and synergies, if any, have not been reflected in the unaudited pro forma condensed consolidated statements of operations.

PW EAGLE, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Year Ended December 31, 2002

(In thousands, except per share amounts)

	HISTORICAL
	PW EAGLE	UPONOR ETI	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED COMPANY
NET SALES	$251,275	$89,490	—		$340,765
COST OF GOODS SOLD	205,796	72,886	104	(a)	278,786

Gross profit	45,479	16,604	(104)		61,979
OPERATING EXPENSES:
Selling expenses	24,559	11,282	—		35,841
General and administrative expenses	9,232	2,644	540	(b)	12,416

	33,791	13,926	540		48,257

OPERATING INCOME	11,688	2,678	(644)		13,722
OTHER EXPENSES (INCOME):
Interest expense	11,001	717	768	(c)	12,486
Other, net	(257)	(26)	—		(283)

	10,744	691	768		12,203

INCOME BEFORE INCOME TAXES	944	1,987	(1,412)		1,519

INCOME TAX EXPENSE	373	526	(299	)(d)	600

NET INCOME	$571	$1,461	$(1,113)		$919

NET INCOME PER COMMON SHARE:
Basic					$0.14

Diluted					$0.10

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic					6,717
Diluted					9,376

See accompanying notes to unaudited pro forma combined statements of income.

PW EAGLE, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Three Months Ended March 31, 2003

(In thousands, except per share amounts)

	HISTORICAL
	PW EAGLE*	UPONOR ETI**	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED COMPANY
NET SALES	$70,567	$20,691	—		$91,258
COST OF GOODS SOLD	59,467	17,036	(1,052	)(a)	75,451

Gross profit	11,100	3,655	1,052		15,807
OPERATING EXPENSES:
Selling expenses	6,589	2,348	—		8,937
General and administrative expenses	2,820	492	118	(b)	3,430

	9,409	2,840	118		12,367

OPERATING INCOME	1,691	815	934		3,440
OTHER EXPENSES (INCOME):
Interest expense	2,588	124	148	(c)	2,860
Other, net	4				4

	2,592	124	148		2,864

INCOME (LOSS) BEFORE INCOME TAXES	(901)	691	786		576

INCOME TAX EXPENSE (BENEFIT)	(345)	328	238	(d)	221

NET INCOME (LOSS)	$(556)	$363	$548		$355

NET INCOME PER COMMON SHARE:
Basic					$0.05

Diluted					$0.04

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic					6,820
Diluted					9,456

*	Includes ETI from date of acquisition to end of quarter
**	Uponor ETI results from January 1, 2003 to date of acquisition

See accompanying notes to unaudited pro forma combined statements of income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(a)     Represents pro forma adjustments associated with cost of goods sold:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Removal of inventory costs resulting from fair value purchase accounting adjustment	$—	$(970)

Additional depreciation expense resulting from fair value purchase accounting adjustment for property, plant and equipment	104	18

Lower of cost or market adjustment to conform Uponor ETI to Regulation S-X requirements	—	(100)

Net adjustment to cost of goods sold	$104	$(1,052)

The unaudited pro forma condensed consolidated statement of operations for the period ending December 31, 2002 does not include the impact of a $1.35 million fair value inventory adjustment recorded in connection with the purchase accounting as it is a nonrecurring charge directly attributable to the Acquisition. The unaudited pro forma condensed consolidated statement of operations for the period ending March 31, 2003 includes a $970,000 adjustment to remove the impact of the fair value inventory purchase accounting adjustment recorded in the historical financial statements for the period ending March 31, 2003.

(b)     Represents pro forma adjustments associated with additional intangible asset amortization expense resulting from fair value purchase accounting adjustment totaling $540,000 and $118,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively.

(c)     Represents pro forma adjustments to interest expense related to the financing of the Acquisition:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Remove interest expense related to inter-company debt owed by Uponor ETI to Uponor North America	$(717)	$(124)

Interest expense related to debt entered into to finance the Acquisition	570	79

Amortization expense related to capitalized financing charges incurred in connection with the debt entered into to finance the Acquisition	180	37

Amortization expense related to the discount on the licensing agreement liability	735	156

Net adjustment to interest expense	$768	$148

A 0.125% change in the LIBOR interest rate would change the estimated annual and quarterly interest expense by $17,000 and $6,000, respectively.

(d)     Represents the pro forma adjustment to income taxes for the periods presented to reflect an effective income tax rates of 39.5% and 38.3% for the year ended December 31, 2002 and three months ended March 31, 2003, respectively. The pro forma effective income tax rate represents the combined historical effective income tax rates of PW Eagle and Uponor ETI adjusted for the income tax effects of the pro forma statements of income adjustments. The effective tax rate on the pro forma adjustments differs from the statutory federal income tax rate primarily due to the impact of state income taxes. The effective income tax rates presented above are not necessarily indicative of the effective income tax rate of the consolidated entity in periods after the consummation of the Acquisition.

C.	Exhibits.

Refer to the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PW Eagle, Inc.

Date: May 15, 2003	By	/s/ WILLIAM H. SPELL

William H. Spell Chief Executive Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

EXHIBIT INDEX

to

FORM 8-K/A

PW Eagle, Inc.

Exhibit No.	Description
2.1*	Stock Purchase Agreement between the Registrant and Uponor Oyj dated March 14, 2003.

2.2*	Articles of Merger between Uponor ETI Company and Extrusion Technology, Inc. dated March 14, 2003.

10.1*	Loan and Security Agreement between Uponor ETI Company and Mid-States Plastics, Inc., as borrowers, and Fleet Capital Corporation and The CIT/Business Credit, Inc., as lenders, dated March 14, 2003.

10.2*

Amendment No. 7 dated March 14, 2003 to Stock Purchase Agreement dated September 20, 1999 by and between the Registrant and JP Morgan Partners, LLC, Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Corporate Investors and MassMutual Corporate Value Partners Limited.

10.3*

Warrant Agreement dated March 14, 2003 by and between the Registrant and JP Morgan Partners, LLC, Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Corporate Investors and MassMutual Corporate Value Partners Limited.

99.1*	Press release dated March 14, 2003.

* Previously filed as an Exhibit to PW Eagle, Inc.’s Current Report on Form 8-K for an event dated March 13, 2003 and incorporated herein by reference.